Exhibit 99.1

MULTI-COLOR CORPORATION INVESTS IN CORE MARKETS AND CUSTOMERS

BY ACQUIRING YORK LABEL GROUP

CINCINNATI, OHIO – August 26, 2011 – Multi-Color Corporation (NASDAQ: LABL) announced today that it has agreed to acquire 100% ownership of York Label Group to strengthen Multi-Color’s leadership in the Home & Personal Care, Food & Beverage and Wine & Spirit label markets in North America and Chile.

The combined Company is expected to have annual revenues of approximately $640 million at closing. This makes Multi-Color Corporation the largest label company in the U.S. and the fastest growing globally with revenues more than tripling since the beginning of 2008.

The approximate purchase price for York Label Group is $356 million, payable in debt assumed, Multi-Color stock and cash. The acquisition is expected to be accretive in fiscal year ended March 2013. Closing is expected on or about October 3, 2011.

York Label Group (owned by Adhesion Holdings Inc.), is headquartered in Omaha, Nebraska and is privately held by Diamond Castle Holdings. York Label Group revenues for 2010 were approximately $240 million, including 100% of their joint venture in Chile which is also being fully acquired as part of this transaction. The majority of York’s revenues are in the growth pressure-sensitive label markets for Home & Personal Care, Food & Beverage, Wine & Spirit and Healthcare through long-standing relationships with blue chip national and multi-national customers. York has 12 plants across the U.S., Canada and Chile with approximately 1,200 employees.

Nigel Vinecombe, Multi-Color Corporation President and Chief Executive Officer will continue as President and Chief Executive Officer of the combined Company. Diamond Castle representatives, Ari Benacerraf and Lee Wright will join the Multi-Color Board of Directors upon closing of this transaction.

Commenting on the acquisition, Mr. Vinecombe said, “Our customers will benefit from increased product offerings, greater flexibility and contingency, more investments in technology, increased access to innovation and greater consistency in quality and service as we take the best resources from both businesses and create higher overall performance standards. The strong strategic fit extends to common technology platforms and raw materials. It also brings further diversity to our customer base and the opportunity to grow with a broader range of customers.”

Mr. Vinecombe added, “We are committed to adding value to our shareholders and have very experienced management teams in the label industry with successful track records in effective integration and York Label Group is in many ways a replica group of businesses for Multi-Color. This acquisition comes at a time when our existing businesses are performing well and ready for this natural progression. We continue to apply a consistent strategy of investing in consumer product staples, with in this case strong synergy benefits.”

Multi-Color Corporation has secured financing with a revised five-year $500 million credit facility, plus $100 million accordion that provides room for future acquisitions.

For more information on this press release, please contact:

Nigel Vinecombe

President & CEO

Multi-Color Corporation

4053 Clough Woods Drive

Batavia, Ohio 45103

+1 (513) 345-1158

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirit, food and beverage and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Australia, New Zealand, South Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs approximately 1,650 associates across 18 operations globally (prior to this transaction) and is a public company trading on the NASDAQ Global Select Market Exchange (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Disclosure Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the proposed transactions between Multi-Color Corporation, Diamond Castle Holdings, York Label Group and their respective affiliates and the expected timing and completion of the transactions. Words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions and the negative versions thereof are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of Multi-Color’s management and involve a number of significant risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the parties to the acquisition agreements. Actual results may differ materially from the results anticipated in these forward-looking statements. There can be no assurance as to the timing of the closing of the transactions, or whether the transactions will close at all. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the occurrence of any event, change or other circumstance that could result in the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against Multi-Color or others following announcement of the acquisition; the inability to satisfy the conditions to complete the acquisition (or to complete the acquisition on a timely basis); risks that the proposed transaction disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of the acquisition, including potential synergies and cost savings or the failure of the acquired company to achieve its plans and objectives generally; and legislative, regulatory and economic developments. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Multi-Color’s Annual Report on Form 10-K for the year ended March 31, 2011, filed with the Securities and Exchange Commission (SEC). Multi-Color can give no assurance that any of the contemplated transactions will be completed or that the conditions to the acquisition will be satisfied. Multi-Color assumes no obligation to update or revise any forward-looking information as a result of new information or future events or developments.